Exhibit 99
to
Form 10-K
of
Protective Life Insurance Company
for
Fiscal Year
Ended December 31, 1999

Safe Harbor for Forward-Looking Statements

        The Private Securities Litigation Reform Act of 1995 (the “Act”) encourages companies to make “forward-looking statements” by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. Forward-looking statements can be identified by use of words such as “expect,” “estimate,” “project, ” budget,” “forecast,” “anticipate,” “plan,” and similar expressions. Protective Life Insurance Company (“Protective”) intends to qualify both its written and oral forward-looking statements for protection under the Act.

        To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Protective provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

        The operating results of companies in the life and health insurance industry have historically been subject to significant fluctuations due to changing competition, economic conditions, interest rates, investment performance, insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of Protective are discussed more fully below.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.

        The life and health insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

        Protective’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies. Irrational competition from other insurers could adversely affect Protective’s competitive position.

A ratings downgrade could adversely affect our ability to compete.

        Ratings are an important factor in Protective’s competitive position. Rating organizations periodically review the financial performance and condition of insurers, including Protective and its insurance subsidiaries. A downgrade in the ratings of Protective and its life insurance subsidiaries could adversely affect its ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company’s control. For the past several years rating downgrades in the industry have exceeded upgrades.

Our policy claims fluctuate from year to year.

        Protective’s results may fluctuate from year to year due to fluctuations in policy claims received by Protective.

We could be forced to sell illiquid investments at a loss to cover policyholder withdrawals.

        Many of the products offered by Protective and its life insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. The subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective and its insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have an adverse effect on Protective.

Interest-rate fluctuations could negatively affect our spread income.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Protective’s spread income. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        Lower interest rates may result in lower sales of Protective’s insurance and investment products. In addition, certain of Protective’s insurance and investment products guarantee a minimum credited interest rate.

Insurance companies are highly regulated.

        Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Protective cannot predict what regulatory initiatives may be enacted which could adversely affect Protective.

        Protective and its insurance subsidiaries act as fiduciaries and are subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed on insurers that breach their fiduciary duties to the plans under ERISA.

        Certain policies, contracts, and annuities offered by Protective and its insurance subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

A tax law change could adversely affect our ability to compete with non-insurance products.

        Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective’s products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. If the estate tax was eliminated, the demand for certain life insurance products would be adversely affected. Protective cannot predict what future tax initiatives may be proposed which could affect Protective.

Financial Services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements.

        A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective does business involving the insurers’ sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, including Alabama (where Protective maintains its headquarters), juries have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits involving insurers’ sales practices, insurers have made material settlement payments. Protective, like other financial services companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. The outcome of any such litigation or arbitration cannot be predicted.

Our investments are subject to risks.

        Certain of Protective’s invested assets (including derivative financial instruments) are subject to customary risks of defaults and changes in market values. The value of Protective’s commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective’s invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Our growth from acquisitions involves risks.

        Protective’s acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that Protective will realize the anticipated financial results from its acquisitions, or that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisition will continue to be available to Protective.

We are dependent on the performance of others.

        Protective’s results may be affected by the performance of others because Protective has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective’s products are sold through independent distribution channels; the Investment Products Division’s variable annuity deposits are invested in funds managed by third parties; dental services are performed by a contracted panel of independent dentists; and a portion of the sales in the Individual Life, West Coast, and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations.

        As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect Protective.

Year 2000 computer compliance issues may adversely affect us.

        Protective shares computer hardware and software with its parent, Protective Life Corporation (“PLC”), and other affiliates of PLC.

        As of February 29, 2000, PLC and Protective have had no Year 2000 issues which have impaired their operations. Although PLC believes it has made all of the modifications necessary for its systems to process transactions dated beyond 1999, it is possible that Year 2000 issues involving PLC or Protective or their suppliers may emerge during 2000. Therefore, there can be no assurances that the Year 2000 issue will not otherwise adversely affect PLC or Protective.

        Should some of Protective’s systems become unavailable due to Year 2000 problems, in a reasonable likely worst case scenario, Protective could experience delays in its ability to perform certain functions, but does not expect an inability to perform critical functions or to otherwise conduct business. However, other worst case scenarios could have an adverse effect on Protective and its operations.

Our reinsurance program involves risks.

        Protective and its insurance subsidiaries cede insurance to other insurance companies through reinsurance. However, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, Protective could be adversely affected.

        Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.

        Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.